Exhibit 99.1

CONTACT:	Kim Rudd
Executive Assistant
(585) 784-3324

Investors and Media: Melanie Dambre
FTI Consulting
(212) 850-5600

FOR IMMEDIATE RELEASE

MONRO, INC. APPOINTS ROBERT RAJKOWSKI AS CHIEF OPERATING OFFICER

ROCHESTER, N.Y. – September 30, 2019 – Monro, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced that Robert Rajkowski has been appointed to the position of Chief Operating Officer, effective immediately. Rajkowski joins Monro with almost 15 years of expertise in the automotive industry across a number of operations and marketing roles in corporate, franchisee and franchisor business models.

In his role as Chief Operating Officer, Rajkowski will oversee and spearhead the integration of Monro’s operations, marketing and merchandising functions. In addition, he will be responsible for all aspects of the Company’s store operations, including the ongoing execution of its Monro.Forward operational excellence initiatives. Rajkowski will report to Brett Ponton, President and Chief Executive Officer.

“I am thrilled to welcome Rob to Monro. He brings demonstrated leadership skills and a strong track record of execution that will be valuable assets for our team, as we continue to execute our Monro.Forward strategy. Importantly, he has deep experience in implementing operational excellence programs, which will be critical to driving long-term sustainable growth as we remain steadfast in our commitment to deliver a consistent, 5-star experience for all our customers,” stated Ponton.

Rajkowski has extensive experience in the automotive industry, most recently serving as the Chief Operating Officer of AAMCO Transmission and Total Car Care, where he focused on driving P&L improvement and enhanced customer satisfaction. Previously, he served as Chief Marketing Officer at Heartland Automotive Services (Jiffy Lube). Prior to Jiffy Lube, Rajkowski worked in a number of roles of increasing responsibility at The Goodyear Tire & Rubber Company, including Director – Marketing and Merchandising and General Manager of Goodyear Retail Stores. At both Jiffy Lube and Goodyear, Rajkowski was deeply involved in operational excellence programs, including improving customer experience and developing pricing strategies to drive same store sales growth and optimize margins. Rajkowski holds a bachelor’s degree from East Stroudsburg University.

“I am very excited to join Monro on its transformational journey. I look forward to leveraging my years of operational and marketing expertise in the automotive industry to build upon the Company’s strong foundation and contribute to Monro’s future success,” said Rajkowski.

About Monro, Inc.

Headquartered in Rochester, New York, Monro is a chain of 1,262 Company-operated stores, 97 franchised locations, eight wholesale locations and three retread facilities providing automotive undercar repair and tire sales and services. The Company operates in 30 states, serving the Mid- Atlantic and New England regions and portions of the Great Lakes, Midwest, Southeast and West Coast. The predecessor to the Company was founded by Charles J. August in 1957 as a Midas Muffler franchise. In 1966, Monro began to diversify into a full line of undercar repair services. The Company has experienced significant growth in recent years through acquisitions and, to a lesser extent, the opening of newly constructed stores. The Company went public in 1991 and trades on The Nasdaq Stock Market under the symbol MNRO.